EXHIBIT 99.1

DIRECTORS AND EXECUTIVE OFFICERS OF FOSUN INDUSTRIAL,
PERSONS CONTROLLING FOSUN INDUSTRIAL AND EXECUTIVE OFFICERS AND DIRECTORS OF OTHER PERSONS IN CONTROL OF FOSUN INDUSTRIAL

The name, business address, present principal employment and citizenship of each director and executive officer of Fosun Industrial is set forth below.

Fosun Industrial

Name	Business Address	Present Principal Employment	Citizenship
Chen Qiyu	28/F, Three Pacific Place, 1 Queen’s Road East, Hong Kong, China	Chairman of the Board of Directors	China

Yao Fang	28/F, Three Pacific Place, 1 Queen’s Road East, Hong Kong, China	Director	China

Cheng Yangfeng	28/F, Three Pacific Place, 1 Queen’s Road East, Hong Kong, China	Director	China

Fosun Industrial is a wholly owned subsidiary of Fosun Pharma.  Fosun Pharma is a corporation organized under the laws of People’s Republic of China and listed on the Shanghai Stock Exchange with its principal business address at No. 2 East Fuxing Road, Shanghai, China.  Fosun Pharma is principally engaged in Bio-chemical products, reagents, biological “four-tech” service, manufacture and sale of self-developed products, instruments and apparatuses, electronic products, computer, chemical raw materials (except dangerous products), consulting service, exportation business on self-produced products and their related technologies, and importation business on any required materials, equipments, instruments and apparatuses, accessories and technologies, related with self-produced products.

The name, business address, present principal employment and citizenship of each director and executive officer of Fosun Pharma is set forth below.

Fosun Pharma

Name	Business Address	Present Principal Employment	Citizenship
Chen Qiyu	No.2 East Fuxing Road, Shanghai, China	Chairman of the Board	China

Yao Fang	No.2 East Fuxing Road, Shanghai, China	Vice Chairman of the Board and General Manager	China

Guo Guangchang	No.2 East Fuxing Road, Shanghai, China	Director	China

Wang Qunbin	No.2 East Fuxing Road, Shanghai, China	Director	China

Zhang Guozheng	No.2 East Fuxing Road, Shanghai, China	Director	China

Guan Yimin	200 Panlong Road, Qingpu District, Shanghai, China,	Independent Director	China

Han Jiong	19F, One Lujiazui, 68 Yin Cheng Road Middle, Shanghai, China	Independent Director	China

Zhang Wei Jiong	699 Hongfeng Road, Pudong District, Shanghai, China	Independent Director	China

Fosun Pharma is beneficially held approximately 48% by Fosun High Technology.  Fosun High Technology is a corporation organized under the laws of People’s Republic of China with its principal business address at No.2 East Fuxing Road, Shanghai, China.  Fosun High Technology, through its subsidiaries, is principally engaged in steel, property, pharmaceutical, retailing, financial service, and strategic investment businesses in China.

The name, business address, present principal employment and citizenship of each director and executive officer of Fosun High Technology is set forth below.

Fosun High Technology

Name	Business Address	Present Principal Employment	Citizenship
Guo Guangchang	No.2 East Fuxing Road, Shanghai, China	Chairman of the Board	China

Liang Xinjun	No.2 East Fuxing Road, Shanghai, China	Vice Chairman of the Board and Chief Executive Officer	China

Wang Qunbin	No.2 East Fuxing Road, Shanghai, China	Director and President	China

Fan Wei	No.2 East Fuxing Road, Shanghai, China	Director	China

Ding Guoqi	No.2 East Fuxing Road, Shanghai, China	Director, Chief Financial Officer and Senior Vice President	China

Qin Xuetang	No.2 East Fuxing Road, Shanghai, China	Director and Senior Vice President	China

Wu Ping	No.2 East Fuxing Road, Shanghai, China	Director and Senior Vice President	China

Fosun High Technology is a subsidiary of Fosun International.  Fosun International is a Hong Kong company the ordinary shares of which are listed on the main board of the Stock Exchange of Hong Kong Limited.  Fosun International is a corporation organized under the laws of Hong Kong, China with its principal business address at Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong.  Fosun International is principally engaged in businesses including pharmaceuticals, property development, steel, mining, retail services and strategic investments. The name, business address, present principal employment and citizenship of each director and executive officer of Fosun International is set forth below.

Fosun International

Name	Business Address	Present Principal Employment	Citizenship
Guo Guangchang	No.2 East Fuxing Road, Shanghai, China	Executive Director, Chairman of the Board	China

Liang Xinjun	No.2 East Fuxing Road, Shanghai, China	Executive Director, Vice Chairman of the Board and Chief Executive Officer	China

Wang Qunbin	No.2 East Fuxing Road, Shanghai, China	Executive Director and President	China

Fan Wei	No.2 East Fuxing Road, Shanghai, China	Executive Director	China

Ding Guoqi	No.2 East Fuxing Road, Shanghai, China	Executive Director, Senior Vice President and Chief Financial Officer	China

Qin Xuetang	No.2 East Fuxing Road, Shanghai, China	Executive Director and Senior Vice President	China

Wu Ping	No.2 East Fuxing Road, Shanghai, China	Executive Director and Senior Vice President	China

Liu Benren	No.2 East Fuxing Road, Shanghai, China	Non-Executive Director	China

Chen Kaixian	No. 555 Zuchongzhi Road, Research Office of Shanghai Institute of Materia Medica, Chinese Academy of Sciences,	Independent Non-Executive Director; Director of Shanghai Pharmaceuticals Research Institute of the Chinese Academy	China
	Shanghai, China	of Science

Zhang Shengman	50/F Citibank Tower, Citibank Plaza, 3 Garden Road, Hong Kong, China	Independent Non-Executive Director; Chairman of Asia-Pacific of Citigroup	Hong Kong Special Administrative Region

Andrew Y. Yan	Room 2115, Pacific Place II, Hong Kong, China	Independent Non-Executive Director; Managing Partner of SAIF Partners	Hong Kong Special Administrative Region

Fosun International is a subsidiary of Fosun Holdings. Fosun Holdings is a corporation organized under the laws of Hong Kong, China with its principal business address at Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong.  Fosun Holdings is principally engaged in investment holding.

Fosun Holdings is a subsidiary of Fosun International Holdings. Fosun International Holdings is a corporation organized under the laws of British Virgin Islands with its principal business address at Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands.  Fosun International Holdings is principally engaged in investment holding.

Fosun International Holdings is owned 58% by Guo Guangchang with the remaining shares owned 22% by Liang Xinjun, 10% by Wang Qunbin and 10% by Fan Wei.  Guo Guangchang’s principal business address is No. 2 East Fuxing Road, Shanghai, China.  He is a citizen of China.  His present principal employment includes executive director and chairman of Fosun International, director of both Nanjing Iron & Steel United Co., Ltd. and Fosun Pharma.